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                                                                    EXHIBIT 99.3

                          SECURITIES PURCHASE AGREEMENT

                            DATED AS OF JULY 13, 2000

                                 BY AND BETWEEN

                         AVANT IMMUNOTHERAPEUTICS, INC.

                                       AND

          THE PURCHASERS NAMED ON THE SIGNATURE PAGES ATTACHED HERETO

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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

1. DEFINITIONS .............................................................. 1

2. PURCHASE AND SALE; PURCHASE PRICE ........................................ 3

3. REPRESENTATIONS, WARRANTIES, COVENANTS, ETC. OF THE

   PURCHASERS ............................................................... 3

4. REPRESENTATIONS, WARRANTIES, COVENANTS, ETC. OF THE

   COMPANY................................................................... 6

5. CERTAIN COVENANTS ....................................................... 11

6. CONDITIONS TO THE COMPANY'S OBLIGATION TO SELL .......................... 12

7. CONDITIONS TO THE PURCHASERS' OBLIGATION TO PURCHASE .................... 13

8. INDEMNIFICATION ......................................................... 14

9. MISCELLANEOUS ........................................................... 15

                                       (i)

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     THIS SECURITIES PURCHASE AGREEMENT, dated as of July 13, 2000 (this
"Agreement"), by and between AVANT IMMUNOTHERAPEUTICS, INC., a Delaware corporation, with headquarters located at 119 Fourth Avenue, Needham, MA 02494 (the "Company"), and each of the purchasers set forth on the signature pages attached hereto (each a "Purchaser," and collectively, the "Purchasers").

                              W I T N E S S E T H:

WHEREAS,

(A) The Purchasers desire to purchase, and the Company desires to sell, upon the terms and conditions set forth in this Agreement, shares (the "Shares") of common stock, $.001 par value per share, of the Company (the "Common Stock"), that will result in the receipt by the Company of aggregate gross proceeds of approximately US$34.8 million or more; and

(B) Each Purchaser wishes to purchase, upon the terms and conditions stated in this Agreement, the number of Shares set forth opposite its name on Exhibit A attached hereto.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.  DEFINITIONS

    1.1 The following terms used in this Agreement shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     "Aggregate Purchase Price" means the aggregate price paid to the Company for the Shares by the Purchasers.

     "Business Day" means any day other than a Saturday, Sunday or a day on which commercial banks in The City of Boston are authorized or required by law or executive order to remain closed.

     "Closing Date" means 4:00 p.m., Boston time, on July __, 2000, or such other time and date as the parties hereto may agree on.

     "Code" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder and published interpretations thereof.

     "Disclosure Schedule" means the Disclosure Schedule prepared by the Company and furnished to the Purchasers prior to the date of execution and delivery of this Agreement by the Purchasers. Items disclosed in response to a particular Section of this Agreement in the Disclosure Schedule will be deemed disclosed for purposes of other Sections as applicable without cross-references.

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     "Material Adverse Effect" means any material adverse effect on the business, operations, assets, condition (financial or other) or prospects of the Company and its Subsidiaries taken as a whole.

     "Nasdaq" means the Nasdaq Stock Market.

     "NASD" means the National Association of Securities Dealers, Inc.

     "1933 Act" means the Securities Act of 1933, as amended.

     "1934 Act" means the Securities Exchange Act of 1934, as amended.

     "PaineWebber" means PaineWebber Incorporated.

     "Permitted Transferee" means any Person who is (a) an "accredited investor" as defined in Regulation D, or (b) a purchaser who is not a U.S. person within the meaning of Regulation S, or (c) any other transferee of the Shares as permitted under the securities laws of the United States.

     "Person" means any natural person, corporation, partnership, limited liability company, trust or unincorporated organization, incorporated government, governmental agency or political subdivision.

     "Polmerix" means Polmerix, Inc., a Delaware corporation.

     "Questionnaire" means the Purchaser Questionnaire in the form of Annex A hereto completed by each Purchaser.

     "Registration Rights Agreement," means that certain Registration Rights Agreement dated as of the date hereof between the Company and each of the Purchasers, as the same may be amended or modified from time to time.

     "Regulation D" means Regulation D under the 1933 Act.

     "Regulation S" means Regulation S under the 1933 Act.

     "Rule 144" means Rule 144 under the 1933 Act.

     "SEC" means the United States Securities and Exchange Commission.

     "SEC Reports" means all periodic and other reports filed by the Company with the SEC pursuant to the 1933 Act and 1934 Act subsequent to January 1, 2000 and prior to the date hereof, in each case as filed with the SEC and including the information and documents (other than exhibits) incorporated therein by reference.

     "Subsidiary" has the meaning set forth in Section 4.1.

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2.   PURCHASE AND SALE; PURCHASE PRICE

     2.1 SALE AND PURCHASE OF THE SHARES. Subject to all of the terms and conditions hereof and in reliance on the representations and warranties set forth or referred to herein, at the Closing the Company agrees to sell to each Purchaser and each Purchaser hereby agrees, severally and not jointly, to purchase, that number of Shares of Common Stock set forth opposite the name of such Purchaser on Exhibit A attached hereto, at the respective purchase price (the "Purchase Price") set forth opposite the name of such Purchaser on Exhibit A attached hereto. The price per share to be sold under this Agreement will be US$7.85.

     2.2 CLOSING. The closing of the purchase and sale of the Shares (the "Closing") will take place at the offices of Goodwin, Procter & Hoar LLP, Boston, Massachusetts on the Closing Date or at such other place as the parties hereto may agree upon. The Closing shall occur when (a) the Company shall have delivered to the Purchasers share certificates representing the Shares to be issued to the Purchasers; and (b) each of the Purchasers has delivered an amount equal to the Purchase Price set forth opposite the name of such Purchaser on the signature pages attached hereto to the Company.

3.   REPRESENTATIONS, WARRANTIES, COVENANTS, ETC. OF THE PURCHASERS

     Each of the Purchasers severally, and not jointly, represents and warrants to, and covenants and agrees with, the Company as follows:

     3.1 PURCHASER STATUS. The Purchaser is either (a) an "accredited investor," as that term is defined in Rule 501(a) of Regulation D or (b) a purchaser who is not a U.S person within the meaning of Regulation S.

     3.2 INVESTOR SUITABILITY. The Purchaser is purchasing the Shares for its own account, or for one or more investor accounts for which it is acting as a fiduciary or agent, in each case for investment, and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the 1933 Act. Each Purchaser has such knowledge and experience in financial and business matters as is necessary to evaluate the risks and merits of an investment in the Shares. Each Purchaser further acknowledges that (i) its commitment to purchase the Shares is reasonable in relation to its net worth;
(ii) it has the requisite knowledge with regard to all of the considerations involved in purchasing the Shares; (iii) it is aware that the right to transfer the Shares is restricted as set forth herein; (iv) it has the financial ability to bear the economic risk of the investment in the Company (including the complete loss of the entire investment), adequate means of providing for its current and anticipated needs and personal contingencies, if any, and no need for liquidity with respect to its investment in the Company; and (v) its overall commitment to investments that are not readily marketable is not disproportionate to its net worth and its purchasing of the Shares will not cause such overall commitment to become excessive.

     3.3 RESALE RESTRICTIONS.

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(a)  Each of the Purchasers understands and acknowledges that (i) the sale or resale of the Shares has not been and, except as otherwise provided in the Registration Rights Agreement, is not required to be, registered under the 1933 Act or any applicable state securities laws, and the Shares may not be transferred unless (a) the Shares are sold pursuant to an effective registration statement under the 1933 Act, (b) the Purchaser shall have delivered to the Company an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration, (c) the Shares are sold or transferred to an "affiliate" (as defined in Rule 144 (or a successor rule)) of the Purchaser who agrees to sell or otherwise transfer the Shares only in accordance with this Section 3.3 and who is an accredited investor or (d) the Shares are sold pursuant to Rule 144 or in reliance on Regulation S; (ii) any sale of such Shares made in reliance on Rule 144 or Regulation S may be made only in accordance with the terms of said Rule or Regulation and, further, if said Rule or Regulation is not applicable, any resale of such Shares under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other person is under any obligation to register such Shares under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder (in each case, other than as provided herein or in the Registration Rights Agreement). Notwithstanding the foregoing or anything else contained herein to the contrary, the Shares may be pledged as collateral in connection with a bona fide margin account or other lending arrangement.

(b) Each of the Purchasers understands and acknowledges that the Shares are deemed to be "restricted securities" as defined in Rule 144 and will continue to be deemed to be "restricted securities".

(c) Each of the Purchasers understands and acknowledges that until such time as the Shares have been sold pursuant to an effective registration statement under the 1933 Act or may otherwise be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Shares may bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such Shares):

          "The Shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "1933 Act"). The Shares may not be resold, transferred or assigned except in accordance with the provisions of Regulation S under the 1933 Act, pursuant to the registration requirements of the 1933 Act or pursuant to an available exemption from registration."

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          The legend set forth above shall promptly be removed and the Company shall promptly issue a certificate without such legend to the holder of any Shares upon which it is stamped, if, unless otherwise required by applicable state securities laws, (a) such Shares are sold under an effective registration statement filed under the 1933 Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold or (b) such holder provides the Company with an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Shares may be made without registration under the 1933 Act and such sale or transfer is effected. The Purchaser agrees to sell all Shares, including those represented by a certificate from which the legend has been removed, in compliance with applicable prospectus delivery requirements, if any.

     3.4 ABSENCE OF APPROVALS. The Purchaser understands that no U.S. federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Shares.

     3.5 INFORMATION PROVIDED. The Purchaser and its advisors, if any, have requested, received and considered all information relating to the business, properties, operations, condition (financial or other), results of operations or prospects of the Company and information relating to the sale of the Shares deemed relevant by them; the Purchaser and its advisors have been afforded the opportunity to ask questions of the Company concerning the terms of the offering of the Shares and the business, properties, operations, condition (financial or other), results of operations or prospects of the Company and have received satisfactory answers to any such inquiries. Without limiting the generality of the foregoing, the Purchaser has had the opportunity to obtain and to review the SEC Reports and the Disclosure Schedule. In connection with its decision to purchase the Shares, the Purchaser has relied solely upon the SEC Reports, the Disclosure Schedule, the representations, warranties, covenants and agreements of the Company set forth in this Agreement, as well as any investigation of the Company completed by the Purchaser or its advisors. The Purchaser understands that its investment in the Shares involves a high degree of risk.

     3.6 DUE AUTHORIZATION. Each Purchaser has all requisite power and authority, corporate or otherwise, to execute, deliver and perform its obligations under this Agreement and the other agreements executed by the Purchaser in connection herewith and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly authorized, duly executed and delivered by each Purchaser and, assuming due execution and delivery by the Company, is a valid and binding agreement of the Purchaser enforceable in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and general principles of equity, regardless of whether enforcement is considered in a proceeding in equity or at law.

     3.7 NON-CONTRAVENTION. The execution, delivery and performance of this Agreement by each Purchaser and the consummation of any of the transactions contemplated hereby by the Purchaser will not (a) conflict with or result in a breach of any of the terms and provisions of, or constitute a default (or an event which with notice or lapse of time, or both, would

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constitute a default) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Purchaser pursuant to any agreement, instrument, franchise, license or permit to which the Purchaser is a party or by which any of its properties or assets may be bound or
(b) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body applicable to such Purchaser or any of its properties or assets, other than such breaches, defaults or violations that are not reasonably expected to materially impair the ability of each Purchaser to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by each Purchaser and the consummation of the transactions contemplated hereby by each Purchaser does not and will not violate or conflict with any provision of the organizational documents of such Purchaser, as currently in effect. No consent, approval, authorization, order, registration, filing, qualification, license or permit of or with any court or any government agency or body applicable to the Purchaser is required for the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby other than those, if any, which have been obtained on or prior to the Closing Date.

     3.8 BROKERS AND FINDERS. No agent, broker, investment banker, financial advisor or other firm or person engaged by the Purchaser is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

4.   REPRESENTATIONS, WARRANTIES, COVENANTS, ETC. OF THE COMPANY

     The Company represents and warrants to the Purchasers that, except as specifically set forth in the Disclosure Schedule, the following matters are true and correct on the date of execution and delivery of this Agreement and will be true and correct on the Closing Date, and the Company covenants and agrees with the Purchasers as follows:

     4.1 ORGANIZATION AND AUTHORITY. The Company and each of its Subsidiaries (as defined in Rule 405 under the 1933 Act) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to (i) own, lease and operate its properties and to carry on its business as described in the SEC Reports and as currently conducted and (ii) to execute, deliver and perform its obligations under this Agreement and the Registration Rights Agreement and to consummate the transactions contemplated hereby and thereby. The Company is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions where such qualification is necessary and where failure so to qualify could have a Material Adverse Effect.

     4.2 CAPITALIZATION. The authorized capital of the Company consists of 75,000,000 shares of Common Stock, of which 50,160,477 shares were outstanding on June 30, 2000; (ii) 1,163,102 shares of Class B Preferred Stock, $2.00 par value, none of which are outstanding; and (iii) 3,000,000 shares of Class C Preferred Stock, $.01 par value, of which 350,000 have been designated Class C-1 Junior Participating Cumulative Preferred Stock, none of which are outstanding. The Company is, directly or indirectly, the registered and beneficial owner of all of the outstanding shares of capital stock of each of its Subsidiaries.

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Except as set forth on the Disclosure Schedule, there are no outstanding options or warrants for the purchase of, or other rights to purchase or subscribe for, or securities convertible into or exchangeable for, Common Stock or other capital stock of the Company or its Subsidiaries, or any contracts or commitments to issue or sell Common Stock or other capital stock of the Company or its Subsidiaries or any such options, warrants, rights or other securities. All of such outstanding shares of capital stock of the Company and each Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and all of such options, warrants and other rights have been duly authorized by the Company and such Subsidiary. None of the outstanding shares of capital stock and options, warrants and other rights to acquire Common Stock has been issued in violation of the preemptive rights of any security holder of the Company or any Subsidiary. The offers and sales of the outstanding shares of capital stock of the Company and options, warrants and other rights to acquire Common Stock or other capital stock of the Company were at all relevant times either registered under the 1933 Act and applicable state securities laws or exempt from such requirements. Except as set forth in the Disclosure Schedule, no holder of any of the securities of the Company or any of its Subsidiaries has any rights ("demand," "piggy-back" or otherwise), to have such securities registered by reason of the intention to file, filing or effectiveness of a Registration Statement. Other than Polmerix, the Company has no Subsidiaries.

     4.3 THE SHARES AND THE COMMON STOCK. The Shares have been duly authorized, and when delivered to the Purchasers by the Company against payment of the consideration set forth herein, will be validly issued, fully paid and nonassessable and will not subject the holders thereof to personal liability by reason of being such holders. The holders of outstanding shares of capital stock of the Company are not entitled to preemptive or other rights to subscribe for the Shares. The Common Stock is listed for trading on Nasdaq and (i) the Company and the Common Stock meet the criteria for continued listing and trading on Nasdaq; (ii) the Company has not been notified by the NASD of any failure or potential failure to meet the criteria for continued listing and trading on Nasdaq; and (iii) no suspension of trading in the Common Stock is in effect. The Company knows of no reason why the Shares will not be eligible for listing on Nasdaq.

     4.4 CORPORATE AUTHORIZATION. The Company's execution, delivery and performance of this Agreement and the Registration Rights Agreement have been duly and validly authorized by all requisite corporate action by the Company and, assuming due execution and delivery by the Purchasers, will be valid and binding obligations of the Company enforceable in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and general principles of equity, regardless of whether enforcement is considered in a proceeding in equity or at law.

     4.5 NON-CONTRAVENTION. The execution and delivery of this Agreement and the Registration Rights Agreement by the Company and the consummation by the Company of the offer and sale of the Shares and the other transactions contemplated by this Agreement and the Registration Rights Agreement do not and will not, with or without the giving of notice or the lapse of time, or both (i) result in any violation of any provision of the certificate of incorporation or by-laws of the Company or any of its Subsidiaries; (ii) conflict with or result in a breach by the Company or any of its Subsidiaries of any of the terms or provisions of, or

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constitute a default under, or result in the modification of, or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets are bound or affected; (iii) violate or contravene any applicable law, rule or regulation or any applicable decree, judgment or order of any court, United States federal or state regulatory body, administrative agency or other governmental body having jurisdiction over the Company or any of its Subsidiaries or any of their respective properties or assets; or (iv) violate or contravene any permit, certification, registration, approval, consent, license or franchise necessary for the Company or any of its Subsidiaries to own or lease and operate any of their respective properties and to conduct any of their respective business or the ability of the Company or any of its Subsidiaries to make use thereof.

     4.6 APPROVALS. No authorization, approval or consent of, or filing with, any court, governmental body, regulatory agency, self-regulatory organization, stock exchange or market or the stockholders of the Company is required to be obtained or made by the Company in connection with the execution, delivery and performance of this Agreement and the Registration Rights Agreement and sale of the Shares as contemplated by this Agreement, other than (i) registration of the resale of the Shares under the 1933 Act as contemplated by the Registration Rights Agreement, (ii) as may be required under applicable state securities or "blue sky" laws and (iii) filing one or more Forms D with respect to the Shares as required under Regulation D.

     4.7 INFORMATION PROVIDED. The documents listed on the Disclosure Schedule provided by or on behalf of the Company to the Purchasers do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, it being understood that for purposes of this Section 4.7, any statement contained in such information shall be deemed to be modified or superseded for purposes of this Section 4.7 to the extent that a statement in any document included in such documents which was prepared or filed with the SEC on a later date modifies or replaces such statement, whether or not such later prepared or filed statement so states.

     4.8 SEC FILINGS. The Company has timely filed all reports required to be filed under the 1933 Act and the 1934 Act with the SEC since June 30, 1999 All of such reports and documents complied, when filed, in all material respects, with all applicable requirements of the 1933 Act and the 1934 Act. The Company meets the requirements for the use of Form S-3 for the registration of the resale of the Shares by the Purchasers and will use its best efforts to maintain S-3 status with the SEC during the Registration Period (as defined in the Registration Rights Agreement). The Company does not know of any current facts or circumstances (including without limitation any required approvals or waivers of any circumstances that may delay or prevent the obtaining of accountant's consents) that would prohibit or delay the preparation and filing of a registration statement on Form S-3 with respect to the Registrable Securities (as defined in the Registration Rights Agreement).

     4.9 ABSENCE OF MATERIAL CHANGES. Except as disclosed in the Disclosure Schedule attached hereto, since March 31, 2000, there has been no event which could reasonably be

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expected to have a Material Adverse Effect whether or not arising from transactions in the ordinary course of business.

     4.10 CONDUCT OF BUSINESS. Except as set forth in the SEC Reports, since March 31, 2000 there has been no Material Adverse Effect and neither the Company nor any of its Subsidiaries has (i) incurred any material obligation or liability (absolute or contingent) other than in the ordinary course of business and in amounts consistent with past practices; (ii) canceled, without payment in full, any material notes, loans or other obligations receivable or other debts or claims held by it other than in the ordinary course of business and in amounts consistent with past practices; (iii) sold, assigned, transferred, abandoned, mortgaged, pledged or subjected to lien any of its material properties, tangible or intangible, or rights under any material contract, permit, license, franchise or other agreement; (iv) conducted its business in a manner materially different from its business as conducted on such date; or (v) declared, made or paid or set aside for payment any cash or non-cash distribution on any shares of its capital stock. Except as disclosed in the SEC Reports, the Company and its Subsidiaries own, possess or have obtained all governmental, administrative and third-party licenses, permits, certificates, registrations, approvals, consents and other authorizations necessary to own or lease (as the case may be) and operate their properties, whether tangible or intangible, and to conduct their business or operations as currently conducted, except such licenses, permits, certificates, registrations, approvals, consents and authorizations the failure of which to obtain would not have a Material Adverse Effect.

     4.11 ABSENCE OF CERTAIN PROCEEDINGS. Except as described in the SEC Reports or as set forth in the Disclosure Schedule, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board or body pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries wherein an unfavorable decision, ruling or finding could reasonably be expected to have a Material Adverse Effect or which could adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, this Agreement or the Registration Rights Agreement. The Company does not have pending before the SEC any request for confidential treatment of information, and to the best of the Company's knowledge, no such request will be made by the Company prior to the Effective Date (as defined in the Registration Rights Agreement) except as set forth in the Disclosure Schedule; and, to the best of the Company's knowledge there is not pending or contemplated, and there has been no, investigation by the SEC involving the Company or any current director or officer of the Company.

     4.12 INTELLECTUAL PROPERTY. Except as set forth in the Disclosure Schedule, each of the Company and its Subsidiaries owns or has the right to use all patent rights, trademarks, trade names, service marks, logos, copyrights, formulas, methods and processes (hereinafter referred to as "Intangible Property") currently used in connection with the conduct of their respective businesses. Except as otherwise set forth in the Disclosure Schedule, no royalties or fees payable by the Company or its Subsidiaries to any Person by reason of the ownership or use of any Intangible Property have not been paid. Except as set forth in the Disclosure Schedule, the Company (i) is unaware of any present infringement upon the Intangible Property; and (ii) does not knowingly or willfully infringe upon the proprietary rights of others. To the best of the Company's knowledge and belief, all items of Intangible Property are valid and are adequate and sufficient to permit the Company to conduct its business as presently conducted, and no other patent rights are required by the Company for its operations

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as currently conducted. Except as set forth in the Disclosure Schedule, the
Company, to the best of its knowledge, is unaware of any claim or charge by any other Person that the Company or its Subsidiaries infringe upon the intellectual property rights of such Person.

     4.13 COMPLIANCE WITH LAW. The Company and its Subsidiaries are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate their properties and to carry on their businesses as they are now being conducted, except those the absence of which would not have a Material Adverse Effect (collectively, the "Permits"), and there is no action pending or, to the knowledge of the Company, threatened regarding suspension or cancellation of any of the Permits. To the best of the Company's knowledge, neither the Company nor any of its Subsidiaries is in material violation of any statute, law, rule, regulation, ordinance, decision or order of any governmental agency or body or any court, domestic or foreign, except where such violation would not individually or in the aggregate have a Material Adverse Effect; and the Company is not aware of any pending investigation that would reasonably be expected to lead to such a claim.

     4.14 INSURANCE. The Company maintains and will continue to maintain insurance against loss or damage by fire or other casualty and such other insurance, including, but not limited to, product liability insurance, in such amounts and covering such risks as is reasonably adequate consistent with industry practice for the conduct of its business and the value of its properties, all of which insurance is in full force and effect.

     4.15 TAX MATTERS. The Company has filed all federal, state and local income and franchise and other tax returns required to be filed and has paid all taxes due, and no tax deficiency has been determined adversely to the Company which has had (nor does the Company have any knowledge of any tax deficiency which, if determined adversely to the Company, might have) a Material Adverse Effect.

     4.16 INVESTMENT COMPANY. The Company is not an "investment company" within the meaning of such term under the Investment Company Act of 1940 and the rules and regulations of the SEC thereunder.

     4.17 ABSENCE OF BROKERS, FINDERS, ETC No broker, finder or similar Person is entitled to any commission, fee or other compensation by reason of the transactions contemplated by this Agreement other than PaineWebber, whose compensation will be paid solely by the Company.

     4.18 NO GENERAL SOLICITATION. No form of general solicitation or general advertising was used by the Company or, to the best of its knowledge, any other Person acting on behalf of the Company, in respect of the Shares or in connection with the offer and sale of the Shares. Neither the Company nor, to its knowledge, any Person acting on behalf of the Company has, either directly or indirectly, sold or offered for sale to any Person any of the Shares or, since January 1, 2000, any other similar security of the Company, except as set forth on the Disclosure Schedule to this Agreement, and the Company represents that neither the Company nor any Person authorized to act on its behalf will sell or offer for sale any such security to, or solicit any offers to buy any such security from, or otherwise approach or negotiate in respect thereof with, any Person so as thereby to cause the issuance or sale of any of the Shares to be in violation of any of the provisions of Section 5 of the 1933 Act.

     4.19 NO DIRECTED SELLING EFFORTS. The Company has not engaged in any directed selling efforts (within the meaning of Regulation S) with respect to the sale of the Shares under this Agreement.

     4.20 NO INTEGRATION. The Company has not sold, offered to sell, solicited offers to buy or otherwise negotiated in respect of any "security" (as defined in the 1933 Act) that is or could be integrated with the sale of the Shares in a manner that would require the registration of the Shares under the 1933 Act.

     4.21 STOP TRANSFERS. The Company will not register any transfer of the Shares not made pursuant to the provisions of Regulation S, pursuant to the registration requirements of the 1933 Act or pursuant to an available exemption from registration under the 1933 Act.

     4.22 NO REGISTRATION. Assuming the accuracy of the representations and warranties made by, and compliance with the covenants of, the Purchasers in
Section 3 hereof, no registration of the Shares under the 1933 Act is required in connection with the sale of the Shares to the Purchasers as contemplated by this Agreement.

     4.23 FINANCIAL STATEMENTS. The financial statements of the Company and the related notes contained in the SEC Reports present fairly, in accordance with generally accepted accounting principles, the financial position of the Company and its Subsidiaries as of the dates indicated, and the results of its operations and cash flows for the periods therein specified. Such financial statements (including the related notes) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods therein specified, except as disclosed in the SEC Reports.

     4.24 INTERNAL ACCOUNTING CONTROLS. The Company and its Subsidiaries maintain a system of internal accounting controls sufficient, in the judgment of the Company's board of directors, to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

     4.25 FOREIGN CORRUPT PRACTICES. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company or any Subsidiary, any agent or other Person acting on behalf of the Company or any of its Subsidiaries, have
(i) directly or indirectly, used any corporate funds for lawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any lawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company or made by any Person acting on its behalf and of which the Company is aware in violation of law; or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

5.   CERTAIN COVENANTS

     5.1 NASDAQ; REPORTING STATUS. The Company shall use its best efforts to take such actions as may be necessary and as soon as practicable and in no event later than 20 days after the Closing Date to file with Nasdaq an application or other document required by Nasdaq and pay all applicable fees for the listing of the Shares with Nasdaq and shall provide evidence of such filing to the Purchasers. So long as any of the Purchasers beneficially own any portion of the Shares, the Company will use its best efforts to maintain the inclusion of the Common Stock on Nasdaq or the listing of the Common Stock on a national securities exchange; provided, however, that this will not restrict the Company from engaging in any transaction which results in all of the capital stock of the Company being acquired in a business combination or other acquisition transaction.

     5.2 FORM D. The Company agrees to file one or more Forms D with respect to the Shares on a timely basis as required under Regulation D to claim the exemption provided by Rule 506 of Regulation D and to provide a copy thereof to the Purchasers promptly after such filing.

    5.3 STATE SECURITIES LAWS. On or before the Closing Date, the Company shall take such action as shall be necessary to qualify, or to obtain, an exemption for the Shares under such of the securities laws of United States jurisdictions as shall be necessary to qualify, or to obtain an exemption from, the sale of the Shares. The Company shall furnish the Purchasers with copies of all filings, applications, orders and grants or confirmations of exemptions relating to such securities laws on or before the Closing Date.

     5.4  CERTAIN FUTURE FINANCINGS AND RELATED ACTIONS.

     (a) The Company will not sell, offer to sell, solicit offers to buy or otherwise negotiate in respect of any "security" (as defined in the 1933 Act) that is or could be integrated with the sale of the Shares in a manner that would require the registration of the Shares under the 1933 Act.

     (b)  The Company shall not offer, sell, contract to sell or issue
          (or engage any Person to assist the Company in taking any such action) any equity securities or securities convertible into, exchangeable for or otherwise entitling the holder to acquire, any Common Stock at a price below the market price of the Common Stock during the period from the date of this Agreement to the Effective Date, as defined in the Registration Rights Agreement; provided, however, that nothing in this Section 5.4(b) shall prohibit the Company from issuing securities (v) pursuant to compensation plans for employees, directors, officers, advisors or consultants of the Company and in accordance with the terms of such plans as in effect as of the date of this Agreement; (w) upon exercise of conversion, exchange, purchase or similar rights issued, granted or given by the Company and outstanding as of the date of this Agreement; (x) pursuant to a public offering underwritten on a firm commitment basis registered under the 1933 Act; (y) for the purpose of funding the acquisition of securities or assets of any entity in a single transaction or a series of related transactions; or (z) pursuant to a strategic partnership or alliance or similar commercial agreement (including licensing and similar arrangements) between the Company and industry participants.

     5.5 USE OF PROCEEDS. The net proceeds received by the Company will be used to fund working capital needs and operating expenses.

6.   CONDITIONS TO THE COMPANY'S OBLIGATION TO SELL

     The Purchasers understand that the Company's obligation to sell the Shares to the Purchasers pursuant to this Agreement is conditioned upon satisfaction of the following conditions precedent on or before the Closing Date (any or all of which may be waived by the Company in its sole discretion):

     (a) the delivery by each of the Purchasers to the Company of an amount equal to the Purchase Price as set forth opposite its name on the signature pages attached hereto;

     (b) on the Closing Date, no legal action, suit or proceeding shall be pending or threatened which seeks to restrain or prohibit the transactions contemplated by this Agreement; and

     (c) the representations and warranties of the Purchasers contained in this Agreement and in the Questionnaire shall have been true and correct on the date of this Agreement and on the Closing Date as if made on the Closing Date and on or before the Closing Date the Purchasers shall have performed all covenants and agreements of the Purchasers required to be performed by the Purchasers on or before the Closing Date.

7.   CONDITIONS TO THE PURCHASERS' OBLIGATION TO PURCHASE

     The Company understands that the Purchasers' obligation to purchase the Shares is conditioned upon satisfaction of the following conditions precedent on or before the Closing Date (any or all of which may be waived by the Purchasers in their sole discretion):

     (a) delivery by the Company to the Purchasers of the share certificates representing the Shares in accordance with this Agreement;

     (b) on the Closing Date, no legal action, suit or proceeding shall be pending or threatened which seeks to restrain or prohibit the transactions contemplated by this Agreement;

     (c) the representations and warranties of the Company contained in this Agreement shall have been true and correct on the date of this Agreement and shall be true and correct on the Closing Date as if given on and as of the Closing Date (except for representations given as of a specific date, which representations shall be true and correct as of such date), and on or before the Closing Date the Company shall have performed all covenants and agreements of the Company contained herein required to be performed by the Company on or before the Closing Date;

     (d) the Company shall have delivered to the Purchasers its certificate, dated the Closing Date, duly executed by its Chief Executive Officer to the effect set forth in subparagraphs (b) and (c) of this Section 7;

     (e) the receipt by the Purchasers of a certificate, dated the Closing Date, of the Secretary or Assistant Secretary of the Company certifying (i) the Certificate of Incorporation and Bylaws of the Company as in effect on the Closing Date, (ii) all resolutions of the board of directors (and committees thereof) of the Company relating to this Agreement, the Registration Rights Agreement and the transactions contemplated hereby and thereby and (iii) such other matters as are reasonably requested by the Purchasers;

     (f)  the Company shall have executed the Registration Rights Agreement;

     (g) on the Closing Date, the Purchasers shall have received an opinion of Goodwin, Procter & Hoar LLP, counsel for the Company, dated the Closing Date, addressed to the Purchasers, in form, scope and substance reasonably satisfactory to the Purchasers, substantially in the form of Annex B hereto; and

     (h) on the Closing Date, (i) trading in securities on the New York Stock Exchange, Inc., the American Stock Exchange, Inc. or Nasdaq shall not have been suspended or materially limited and (ii) a general moratorium on commercial banking activities in the Commonwealth of Massachusetts or the State of New York shall not have been declared by either federal or state authorities.

8.   INDEMNIFICATION

     8.1 INDEMNIFICATION BY STOCKHOLDERS. The Company agrees to indemnify and hold harmless each Purchaser (each a "Company Indemnified Party") from and against any and all claims, actions, suits, liabilities, losses, damages, and expenses of every nature and character whether accrued, absolute, contingent or otherwise (including, but not by way of limitation, all reasonable attorneys' fees incurred by the Purchaser and all amounts paid by it in settlement of any claim, action, suit or liability) (collectively, a "Claim"), which arise or result directly or indirectly by reason of any error, misstatement or omission in any representation or warranty, or breach of any covenant, made by the Company in this Agreement, or the Disclosure Schedule; provided, however, that the indemnification obligation of the Company with respect to any Purchaser hereunder shall be limited to the dollar amount that such Purchaser invested in the Company as set forth on the signature page hereto plus any reasonable out-of pocket expenses, (including, but not by way of limitation) all reasonable attorney's fees, incurred by such Purchaser. The parties agree that the rights to indemnification under this Section 8 shall be exclusive of all rights of indemnification or other remedies that any Company Indemnified Party would otherwise have in connection with the transactions contemplated by this Agreement.

9. MISCELLANEOUS

     9.1 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS OF THE UNITED STATES.

     9.2 HEADINGS. The headings and captions used in this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

     9.3 SEVERABILITY. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

     9.4 NOTICES. Any notices required or permitted to be given under the terms of this Agreement shall be in writing and shall be sent by mail, personal delivery, by telephone line facsimile transmission or courier and shall be effective five (5) days after being placed in the mail, if mailed, or upon receipt, if delivered personally, by telephone line facsimile transmission or by courier, in each case addressed to a party at such party's address (or telephone line facsimile transmission number) shown in the introductory paragraph or on the signature page of this Agreement or such other address (or telephone and facsimile transmission numbers) as a party shall have provided by notice to the other parties in accordance with this provision. In the case of any notice to the Company, such notice should be addressed to the Company at its address shown in the introductory paragraph of this Agreement, Attention: Dr. Una S. Ryan, Ph.D. (telephone and facsimile transmission numbers: (781) 433-3101, (781) 433-3191), and a copy shall also be given to: Goodwin, Proctor & Hoar LLP,
Attention: Stuart Cable, P.C., (telephone and facsimile transmission numbers:
(617) 570-1322, (617) 523-1231), and in the case of any notice to the
Purchasers, a copy shall be given to: PaineWebber, Attention: Legal Department (telephone and facsimile transmission numbers: Don Mittman, telephone: (212) 713-4411, in each case with a copy to: Jeffrey Marcus, Morrison & Foerster LLP, telephone: (212) 468-8137, facsimile: (212) 468- 7900.

     9.5 COUNTERPARTS. This Agreement may be executed in counterparts and by the parties hereto on separate counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. A telephone line facsimile transmission of this Agreement bearing a signature on behalf of a party hereto shall be legal and binding on such party.

     9.6 ENTIRE AGREEMENT; BENEFIT. This Agreement together with the Annexes and Disclosure Schedule, constitute the entire agreement among the parties hereto with respect to the subject matter hereof. There are no restrictions, promises, warranties or undertakings other than those set forth or referred to herein and therein. This Agreement, including the Annexes hereto and Disclosure Schedule, supersede all prior agreements and understandings, whether written or oral, between the parties hereto with respect to the subject matter hereof. This Agreement and the terms and provisions hereof are for the sole benefit of only the Company, the Purchasers and their respective successors and permitted assigns.

     9.7 WAIVER. Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, or course of dealing between the parties shall not operate as a waiver thereof or an amendment hereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or exercise of any other right or power.

     9.8 AMENDMENT. No amendment, modification, waiver, discharge or termination of any provision of this Agreement or consent to any departure by the Purchasers or the Company therefrom shall in any event be effective unless the same shall be in writing and signed by the party to be charged with enforcement, and then shall be effective only in the specific instance and for the purpose for which given. No course of dealing between the parties hereto shall operate as an amendment of this Agreement.

     9.9 FURTHER ASSURANCES. Each party to this Agreement will perform any and all acts and execute any and all documents as may be necessary and proper under the circumstances in order to accomplish the intents and purposes of this Agreement and to carry out its provisions.

     9.10 ASSIGNMENT. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto; provided, however, that the right of the Purchasers to purchase Shares shall not be assignable without the consent of the Company (such consent not to be unreasonably withheld).

     9.11 EXPENSES. Each of the Company and the Purchasers shall bear its own expenses in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated hereby. Notwithstanding the foregoing, the Company agrees to pay all reasonable fees and disbursements, not to exceed $25,000, of Morrison & Foerster LLP, counsel to the Purchasers, in connection with the negotiation, documentation and consummation of this Agreement and the transactions contemplated hereby.

     9.12 TERMINATION. The Purchasers shall have the right to terminate this Agreement by giving notice to the Company at any time at or prior to the Closing Date if:

     (a) any condition to the Purchasers' obligations hereunder is not fulfilled; or

     (b) the closing shall not have occurred on a Closing Date on or before July 31, 2000, other than solely by reason of a breach of this Agreement by the Purchasers.

Any such termination shall be effective upon the giving of notice thereof by the Purchasers. Upon such termination, the Purchasers shall have no further obligation to the Company hereunder and the Company shall remain liable for any breach of this Agreement or the other documents contemplated hereby which occurred on or prior to the date of such termination.

     9.13 SURVIVAL. The respective representations, warranties, covenants and agreements of the Company and the Purchasers contained in this Agreement and the documents delivered in connection with this Agreement shall survive the execution and delivery of this Agreement and the closing hereunder and delivery of and payment for the Shares, and shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Purchasers or any Person controlling or acting on behalf of the Purchasers or by the Company or any Person controlling or acting on behalf of the Company.

     9.14 PUBLIC STATEMENTS, PRESS RELEASES, ETC. The Company and the Purchasers shall have the right to approve before issuance any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of the Purchasers, to make any press release or other public disclosure with respect to such transactions as is required by applicable law and regulations, including the 1933 Act and the rules and regulations promulgated thereunder and the rules and regulations of the Nasdaq National Market (although the Purchasers and their counsel shall be consulted and provided with a draft press release by the Company in connection with any such press release or other public disclosure prior to its release and shall be provided with a final copy thereof promptly following the release thereof).

     9.15 CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

     9.16 NO CULPABILITY. Each of the Purchasers (other than PaineWebber) (the "Other Purchasers") represent and warrant to PaineWebber on their own behalf and on behalf of any beneficial owner which they may represent as follows:

     (a) that they have sufficient knowledge and experience and have taken such professional advice as they think necessary to make their own evaluation of the merits and risks involved in making the investment envisaged by this Agreement;

     (b) that they have been, and will at all times continue to be, solely responsible for making their own independent appraisal of and investigation into the business, financial condition, prospects, creditworthiness, status and affairs of the Company;

     (c) that they are sophisticated investors capable of bearing the economic risk of losing their entire investment in the Company;

     (d) that they understand that PaineWebber is at all times, and will at all times be, acting on its own behalf and not on behalf of the Other Purchasers or any of them;

     (e) they have not relied, and will not at any time rely, on PaineWebber or any of its affiliates to provide them with any information relating to, or to keep under review on their behalf, any business, financial conditions, prospects, creditworthiness or status of affairs of the Company or conducting any investigation or due diligence into the Company; and

(f) that they understand that they are not clients of PaineWebber and will not receive the protections that such clients are afforded.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective officers hereunto duly authorized as of the date first set forth above.

                                       AVANT IMMUNOTHERAPEUTICS,
                                       INC.

                                       By: /s/ Una S. Ryan
                                           -----------------------
                                           Name: Una S. Ryan
                                           Title: President and CEO

                                       BAYSTAR CAPITAL L.P.

                                       By: /s/ Steven Lamar
                                           ------------------------
                                           Name: Steven Lamar
                                           Its Duly Authorized Signatory

                                       BAYSTAR INTERNATIONAL

                                       By: /s/ Steven Lamar
                                           ------------------------
                                           Name: Steven Lamar
                                           Its Duly Authorized Signatory

                                       CATALYST PARTNERS, L.P.

                                       By:  /s/ Alison Rosen
                                           ------------------------
                                           Name: Alison Rosen
                                           Its Duly Authorized Signatory

                                       CATALYST INTERNATIONAL, L.P.

                                       By: /s/ Alison Rosen
                                          --------------------------
                                          Name: Alison Rosen
                                          Its Duly Authorized Signatory

                                      CLARION CAPITAL CORPORATION

                                      By: /s/ Morton Cohen
                                         ---------------------------------------
                                              Name: Morton Cohen
                                              Its Duly Authorized Signatory

                                      CLARION PARTNERS, L.P

                                      By: /s/ Morton Cohen
                                         ---------------------------------------
                                              Name: Morton Cohen
                                              Its Duly Authorized Signatory

                                      CLARION OFFSHORE FUND LTD.

                                      By: /s/ Morton Cohen
                                         ---------------------------------------
                                              Name: Morton Cohen
                                              Its Duly Authorized Signatory
+
                                      DRESDNER RCM BIOTECHNOLOGY FUND

                                      By: /s/ Anthony Ain
                                         ---------------------------------------
                                              Name: Anthony Ain
                                              Its Duly Authorized Signatory

                                      FRAMLINGTON HEALTH FUND

                                      By: /s/ Anthony Milford
                                         ---------------------------------------
                                              Name: Anthony Milford
                                              Its Duly Authorized Signatory

                                      MUNDER FRAMLINGTON HEALTHCARE FUND

                                      By: /s/ Anthony Milford
                                         ---------------------------------------
                                              Name: Anthony Milford
                                              Its Duly Authorized Signatory

                                      JALAA EQUITIES, LP

                                      By: /s/ Jason Aryeh
                                         ---------------------------------------
                                              Name: Jason Aryeh
                                              Its Duly Authorized Signatory

                                      HALIFAX FUND, L.P

                                      By: /s/ Steven W. Weiner
                                         ---------------------------------------
                                              Name: Steven W. Weiner
                                              Its Duly Authorized Signatory


                                      PICTET BIOTECH

                                      By: /s/ Vincent Ossipow
                                         ---------------------------------------
                                              Name: Vincent Ossipow
                                              Its Duly Authorized Signatory


                                      PICTET ASSET MANAGEMENT UK LTD.

                                      For:
                                      Pictet Biotech Fund (Genome)
                                      By: /s/ Sam Perry
                                         ---------------------------------------
                                              Name: Sam Perry
                                              Its Duly Authorized Signatory


                                      PETER SEARS

                                      By: /s/ Peter Sears
                                         ---------------------------------------
                                              Name: Peter Sears

                                      NARRAGANSETT I, LP

                                      By: /s/ Joseph L. Dowling III
                                         ---------------------------------------
                                              Name: Joseph L. Dowling III
                                              Its Duly Authorized Signatory


                                      NARRAGANSETT OFFSHORE, LTD.


                                      By: /s/ Joseph L. Dowling III
                                         ---------------------------------------
                                              Name: Joseph L. Dowling III
                                              Its Duly Authorized Signatory

                                       FINSBURY TECHNOLOGY TRUST

                                       By: /s/ C.J. Edge
                                          --------------------------
                                          Name: C.J. Edge
                                          Its Duly Authorized Signatory

                                       CONSULTA TECHNOLOGY FUND

                                       By: /s/ Barry Carroll
                                          ---------------------------
                                          Name: Barry Carroll
                                          Its Duly Authorized Signatory

                                       PULSAR TECHNOLOGY FUND

                                       By: /s/ Mr. Nitin Aggarwahl
                                          ---------------------------
                                          Name: Mr. Nitin Aggarwahl
                                          Its Duly Authorized Signatory

                                      FGI BIOTECHNOLOGY FUND

                                       By: /s/ Dr. Andrew Clark
                                         ----------------------------
                                         Name: Dr. Andrew Clark
                                         Its Duly Authorized Signatory